Freescale elects Kodak’s Antonio Perez to Board of Directors

AUSTIN, Texas – Dec. 22, 2004 – Freescale Semiconductor, Inc. (NYSE: FSL) has elected Antonio M. Perez, president and chief operating officer of Eastman Kodak Company, to its Board of Directors, effective immediately.

In addition to his responsibilities overseeing the day-to-day operations of Kodak, Perez serves on the company’s Board of Directors. He previously spent 25 years with Hewlett-Packard Company, where he served as president of its Consumer Business, president of its inkjet imaging business, corporate vice president and a member of HP’s Executive Council. He also held a variety of positions in research and development, sales, manufacturing, marketing and management with HP, both in Europe and the U.S.

A native of Spain, he studied electronic engineering, marketing and business in Spain and France.

“Antonio Perez brings an exceptional understanding of consumer electronics and a global perspective to our Board,” said Michel Mayer, Freescale chairman and CEO. “We look forward to tapping his experience and knowledge.”

About Freescale Semiconductor
Freescale Semiconductor, Inc. (NYSE:FSL, FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004 after more than 50 years as part of Motorola, Inc. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500®, is one of the world’s largest semiconductor companies.
www.freescale.com

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Contact:
Tim Doke
Freescale Corporate Communication
+1 (512) 895-6854
tim.doke@freescale.com

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